GSE Reports Third Quarter Results

Significant Margin Expansion In Spite of Reduced Volume

HOUSTON, Nov. 1, 2012 /PRNewswire/ -- GSE Holding, Inc. (the "Company" or "GSE") (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today reported its financial results for the Company's third quarter of 2012.

(Logo: http://photos.prnewswire.com/prnh/20120320/MM73437LOGO)

Selected highlights for the third quarter of 2012:

  Third quarter sales of $121.2 million vs. $146.8 million in 3Q 2011
  Gross margin of 16.8%  vs. 14.2% in 3Q 2011
  Net income of $5.2 million vs. $3.8 million in 3Q 2011
  Adjusted EBITDA of $12.6 million vs. $13.5 million in 3Q 2011
  Adjusted EBITDA Margin increased to 10.4% vs. 9.2% in 3Q 2011
  Adjusted EPS of $0.27; fully diluted EPS of $0.26

Mark Arnold, President and Chief Executive Officer stated that, "Despite the challenging operating environment, we expanded our margins and increased net income by 38% primarily due to the Company's focus on higher margin projects in mining, coal ash and fracking. At the same time we experienced reduced sales volume compared with the prior year quarter due to our decision to decline to bid on certain low margin projects in the U.S. landfill market."

The Company experienced strong mining orders, highlighting the relative strength of the precious metals mining segment compared to iron ore and coal. We saw increased sales of water containment projects across all of our geographies. Additionally, municipal and industrial waste opportunities in China continue to contribute to sales growth.

Mr. Arnold added, "We expect fourth quarter results to be improved relative to the prior year."

Third Quarter Summary

Total revenue for the third quarter was $121.2 million, compared to $146.8 million for the prior year period. Lower sales volume in North America, declines in raw material prices and changes in foreign currency exchange rates, principally the Euro, contributed to the decrease in sales. These decreases were partially offset by better pricing and changes in product mix.

Gross margin for the third quarter of 2012 improved to 16.8% from 14.2% in the prior year period, highlighting the Company's focus on more profitable end markets and higher value products. Gross profit declined slightly, $0.4 million, to $20.4 million in the third quarter of 2012 from $20.8 million in the prior year period.

During the quarter, Selling, General and Administrative (SG&A) expenses declined to $11.9 million compared to $12.8 million in the prior year. The decrease in SG&A was primarily due to higher professional fees incurred in the prior year period related to the initial public offering (IPO).

Net income for the quarter was $5.2 million, or $0.26 per fully diluted share, compared to $3.8 million, or $0.32 per fully diluted share, in the prior year period. Adjusted net income was $5.4 million, or $0.27 per fully diluted share, compared to $4.2 million, or $0.36 per fully diluted share, in the same prior year period.

Adjusted EBITDA declined $0.9 million to $12.6 million from $13.5 million in the prior year period. Adjusted EBITDA margin improved 120 basis points to 10.4% primarily because of improved project mix.

Year to Date Summary

Year to date revenue was $355.3 million compared to $353.8 million for the same period last year. Improved pricing, increases in raw material costs passed on to customers, and changes in product mix contributed to the increase in net sales. This increase was partially offset by lower volume and changes in foreign currency exchange rates, principally the Euro.

Gross profit increased $5.1 million to $58.0 million from $52.9 million compared to last year. Gross margin increased 140 basis points to 16.3%.

SG&A expense for the year to date period was $34.7 million compared to $31.5 million in 2011.

Net loss for the period was $3.7 million or ($0.21) per fully diluted share. This compared to net income of $1.9 million, or $0.16 per fully diluted share, in the prior year period. Year-to-date adjusted net income was $10.1 million, or $0.56 per fully diluted share, compared to $5.3 million, or $0.45 per fully diluted share, in the same prior year period.

Adjusted EBITDA for the year to date period was $35.6 million compared to $35.7 million in the same prior year period.

Conference Call

GSE will hold a conference call today, November 1, 2012 at 9:30 a.m. Central Time to discuss third quarter operating results. The conference call can be accessed by dialing 877-616-4476 (domestic) or 402-875-4763 (international). Participants will need to provide the passcode 47980802. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-855-859-2056, or for international callers, 1-404-537-3406. The passcode for the live call and the replay is 47980802. The telephonic replay will be available until 11:59 pm (Eastern Time) on November 15, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call via the Investor Relations section of GSE's website at http://www.gseworld.com.

Use of Non-GAAP Financial Measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization of intangibles. Adjusted EBITDA represents EBITDA before loss (gain) on foreign currency transactions, restructuring expenses, non-recurring professional fees, stock-based compensation expense, IPO costs, loss on extinguishment of debt and management fees. Adjusted Earnings per Share represents Earnings per Share before IPO costs and IPO related interest expense, loss on extinguishment of debt and management fees. EBITDA, Adjusted EBITDA and Adjusted Earnings per Share are "non-GAAP financial measures," as defined under the rules of the Securities and Exchange Commission (the "SEC"), and are intended as supplemental measures of the Company's performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA and Adjusted Earnings per Share should not be considered as alternatives to net income, income from continuing operations, earnings per share or any other performance measure derived in accordance with GAAP. The presentation of EBITDA, Adjusted EBITDA and Adjusted Earnings per Share should not be construed to imply that future results will be unaffected by unusual or non-recurring items. Management believes these measures are meaningful to investors to enhance their understanding of the Company's financial performance. Management's calculation of these measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure, appears in the section of this press release titled "Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA". A reconciliation of Adjusted Earnings per Share to Earnings per Share appears in the section of this press release titled "Earnings per Share Reconciliation".

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give management's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements are based on the Company's beliefs, assumptions and expectations of future performance, taking into account the information currently available to management. Important factors that could cause actual results to differ materially from statements included in this press release can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other documents filed with the SEC. These documents are available in the Investor Relations section of the Company's website at http://www.gseworld.com.

The Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects. The forward-looking statements included in this press release are made only as of the date hereof. Management undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GSE Holding, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)
	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$11,805	$9,076
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1,135 and $1,736	101,961	80,705
Other	4,397	3,054
Inventory, net	73,602	58,109
Deferred income taxes	495	935
Prepaid expenses and other	7,896	5,741
Income taxes receivable	428	2,447
Total current assets	200,584	160,067
Property, plant and equipment, net	69,514	57,270
Goodwill	58,895	58,895
Intangible assets, net	1,823	2,727
Deferred income taxes	4,078	2,519
Deferred debt issuance costs, net	7,460	8,387
Other assets	211	2,561
TOTAL ASSETS	$342,565	$292,426
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,208	$34,848
Accrued liabilities and other	19,017	22,812
Short-term debt	512	2,864
Current portion of long-term debt	3,153	2,709
Income taxes payable	2,237	964
Deferred income taxes	1,127	1,135
Total current liabilities	63,254	65,332
Other liabilities	1,043	1,124
Deferred income taxes	1,131	1,416
Long-term debt, net of current portion	180,259	192,885
Total liabilities	245,687	260,757
Commitments and contingencies
Stockholders' equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 19,710,264 and 10,809,987 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	197	108
Additional paid-in capital	130,275	61,407
Accumulated deficit	(33,186)	(29,456)
Accumulated other comprehensive loss	(408)	(390)
Total stockholders' equity	96,878	31,669
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$342,565	$292,426

GSE Holding, Inc
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$121,200	$146,842	$355,285	$353,791
Cost of products	100,820	126,006	297,329	300,925
Gross profit	20,380	20,836	57,956	52,866
Selling, general and administrative expenses	11,945	12,761	34,684	31,499
Public offering related costs	—	—	9,655	—
Amortization of intangibles	295	329	893	1,057
Operating income	8,140	7,746	12,724	20,310
Other expenses (income):
Interest expense, net	3,199	4,657	12,836	14,978
Foreign currency transactions (gain) loss	(571)	(1,617)	(513)	36
Loss on extinguishment of debt	—	—	1,555	2,016
Other income, net	(654)	(222)	(1,318)	(928)
Income from continuing operations before income taxes	6,166	4,928	164	4,208
Income tax provision	756	1,200	3,483	2,401
Income (loss) from continuing operations	5,410	3,728	(3,319)	1,807
Income (loss) from discontinued operations, net of tax	(170)	76	(411)	83
Net income (loss)	5,240	3,804	(3,730)	1,890
Other comprehensive income (loss):
Foreign currency translation adjustment	689	(4,704)	(19)	(311)
Comprehensive income (loss)	$5,929	$(900)	$(3,749)	$1,579

Basic net income (loss) per common share:
Continuing operations	$0.28	$0.34	$(0.19)	$0.17
Discontinued operations	(0.01)	0.01	(0.02)	—
	$0.27	$0.35	$(0.21)	$0.17
Diluted net income (loss) per common share:
Continuing operations	$0.27	$0.31	$(0.19)	$0.15
Discontinued operations	(0.01)	0.01	(0.02)	0.01
	$0.26	$0.32	$(0.21)	$0.16
Basic weighted-average common shares outstanding	19,459	10,810	17,978	10,810
Diluted weighted-average common shares outstanding	20,436	11,867	17,978	11,830

GSE Holding, Inc.
Earnings per Share Reconciliation
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted net income (loss) per common share	$0.26	$0.32	$(0.21)	$0.16
Discontinued operations	0.01	(0.01)	0.02	(0.01)
Loss on extinguishment of debt	—	—	0.09	0.17
Due diligence fees	—	—	0.03	—
Public offering related costs	—	—	0.54	—
Public offering related interest expense	—	—	0.08	—
Management fees	—	0.05	0.01	0.13
Adjusted Earnings per Share	0.27	$0.36	$0.56	$0.45

GSE Holding, Inc.
Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Income (loss)	$5,240	$ 3,804	$(3,730)	$ 1,890
(Income) loss from discontinued operations, net of income tax	170	(76)	411	(83)
Interest expense	3,199	4,662	12,836	14,983
Income tax expense	756	1,200	3,483	2,401
Depreciation and amortization expense	3,618	3,168	10,684	9,340
EBITDA	12,983	12,758	23,684	28,531
Foreign currency transactions (gain) loss	(571)	(1,617)	(513)	36
Loss on extinguishment of debt	—	—	1,555	2,016
Restructuring expense	—	26	93	381
Professional fees	—	1,843	597	3,143
Stock-based compensation expense	112	—	147	75
Public offering related costs	—	—	9,655	—
Management fees	—	516	229	1,520
Other	45	—	189	8
Adjusted EBITDA	$12,569	$13,526	$35,636	$ 35,710

CONTACT: Cade Kohoutek, Phone: 281-230-6733, Email: ckohoutek@gseworld.com